Exhibit 10.13

SETTLEMENT AGREEMENT
THIS AGREEMENT (as it may be amended or modified from time to time, this "Settlement Agreement") is made and entered into as of July 12, 2016, by and among: (a) Alpha Natural Resources, Inc. ("ANR"), on behalf of itself and its debtor-affiliates (collectively with ANR, the "Debtors" or, when used in reference to such Debtors on or after the Effective Date (as defined herein), the "Reorganized Debtors"); (b) Contura Energy, Inc. (the "Purchaser"); (c) Citicorp North America, Inc. (the "First Lien Agent"); (d) the United States Department of the Interior (the "Department" and, collectively with the Debtors and the Purchaser, the "Parties"), on behalf of (i) the Office of Surface Mining, Reclamation and Enforcement ("OSMRE"), including in its capacity as the regulatory authority over surface mining operations in the State of Tennessee ("Tennessee"), (ii) the Office of Natural Resources Revenue ("ONRR") and (iii) the Bureau of Land Management ("BLM").
WHEREAS, on August 3, 2015, the Debtors each filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the Eastern District of Virginia (the "Bankruptcy Court"), which cases are being jointly administered under case number 15‑33896 (KRH) (collectively, the "Chapter 11 Cases");
WHEREAS, on May 25, 2016, the Debtors filed the Second Amended Joint Plan of Reorganization of Debtors and Debtors in Possession in the Chapter 11 Cases (as it may be modified, supplemented or amended, the "Plan"), the solicitation version of which is attached as Exhibit A to the Notice of Filing of Solicitation Versions of (A) Second Amended Joint Plan of Reorganization and (B) Related Second Amended Disclosure Statement (Docket No. 2594);
WHEREAS, the Debtors are parties to a transaction (the "Sale Transaction") pursuant to that certain Asset Purchase Agreement (including all schedules and exhibits associated therewith) with the Purchaser and attached as Exhibit I.A.250 to the Plan to be entered into on or prior to the Effective Date (as defined in the Plan) providing for (a) the sale of certain of the Debtors' assets (collectively, the "Purchased Assets") to the Purchaser, (b) the assumption of certain of the Debtors' liabilities by the Purchaser, (c) the transfer to the Purchaser of certain permits (collectively, the "Transferred Permits") and (d) certain transactions necessary to effectuate the foregoing;
WHEREAS, all of the Debtors' coal mining assets in the State of Wyoming ("Wyoming") and certain of the Debtors' coal mining assets in the State of West Virginia ("West Virginia") are among the Purchased Assets;
WHEREAS, the Debtors previously relied upon self-bonds as the means to provide financial assurance of environmental reclamation obligations with respect to certain of the Purchased Assets in Wyoming and West Virginia (collectively, the "Former Self-Bonds");
WHEREAS, certain of the Debtors have entered into certain leases and other agreements with BLM with respect to certain of the Debtors' operations in Wyoming as well as a right of way grant in Utah (collectively, the "Wyoming Agreements");

WHEREAS, for the avoidance of doubt, the Wyoming Agreements include, without limitation, (a) the following agreements related to certain land in Campbell County, Wyoming, (i) that certain Contract for Sale of Mineral Materials WYW 168367, executed on June 15, 2012 by and between BLM and Debtor Alpha Coal West, Inc. ("Alpha Coal West") and (ii) that certain Contract for Sale of Mineral Materials WYW-168488, dated August 12, 2015 by and between BLM and Alpha Coal West; (b) the mineral and grazing leases identified as federal lease numbers WYW124783, WYW78631, WYW155132, WYW161248, WYO313773, WYW78629, WYW80954, WYW0317682 and WYW4907344; and (c) a right of way grant in Carbon County, Utah, identified as UTU-74345;
WHEREAS, the Debtors intend that the Reorganized Debtors will retain substantially all of the Debtors' coal mining assets that are not sold pursuant to the Sale Transaction (collectively, the "Retained Assets");
WHEREAS, OSMRE has issued certain permits to the Debtors (collectively, the "Tennessee Permits") in connection with the Debtors' operation and reclamation of their Tennessee Consolidated Coal mining complex (the "TCC Complex") in Tennessee;
WHEREAS, attached hereto as Exhibit 1 is a schedule identifying the Tennessee Permits;
WHEREAS, all of the Debtors' coal mining assets in Tennessee are among the Retained Assets, and none of the Tennessee Permits are Transferred Permits;
WHEREAS, the primary purpose of the Reorganized Debtors will be to hold and satisfy their obligations under the permits associated with the Retained Assets, including the Tennessee Permits, that have mining operations: (a) with only reclamation activities to be completed (collectively, the "Reclaim-Only Sites"), and to manage the reclamation activities at the Reclaim-Only Sites (including long-term water treatment) until completion; and (b) where coal currently is being mined and is expected to be mined in the future (collectively, the "Active Sites" and, together with the Reclaim‑Only Sites, the "Mining Sites"), to complete all reclamation requirements of the permits associated with the Retained Assets and to manage and/or operate the Active Sites;
WHEREAS, the TCC Complex is a Reclaim-Only Site;
WHEREAS, contemporaneously herewith: (a) the Debtors, the Purchaser and the appropriate regulatory authorities (collectively, the "Regulatory Authorities") of each of the States of Illinois, Tennessee (as administered by OSMRE) and West Virginia and the Commonwealths of Kentucky and Virginia (collectively, the "States") have entered into that certain Reclamation Funding Agreement (the "Reclamation Funding Agreement"); (b) the Debtors and the Purchaser have entered into separate settlement agreements with each of the Regulatory Authorities regarding the Reorganized Debtors' reclamation obligations in the applicable State (collectively, the "Reclamation Settlement Agreements"); and (c) the Debtors, the Purchaser and the First Lien Agent have entered into that certain Stipulation Regarding Water

Treatment Obligations (the "EPA Stipulation") with the United States Environmental Protection Agency;
WHEREAS, pursuant to the EPA Stipulation, the Reorganized Debtors are required to establish a Water Treatment Restricted Cash Account (as defined in the EPA Stipulation) with respect to each of the States, including Tennessee, to receive such State's share of certain contributions by the First Lien Lenders and the Reorganized Debtors provided for under the EPA Stipulation to support the Reorganized Debtors' compliance with their water treatment obligations under applicable law (the "Water Treatment Contributions");
WHEREAS, the Parties desire to enter into this Settlement Agreement to provide for (a) the treatment of the Former Self‑Bonded Obligations for the Purchased Assets, (b) the terms of the Purchaser's assumption of the Wyoming Leases and (c) the terms and framework for accomplishing mine land reclamation, associated environmental restoration and water treatment and funding for long term water treatment in Tennessee in accordance with the Mining Laws at the TCC Complex operated under Tennessee Permits previously issued to ANR and its subsidiaries;
WHEREAS, the terms of this Settlement Agreement are incorporated into the Plan, and the Parties intend that this Settlement Agreement shall be subject to approval by the Bankruptcy Court in connection with confirmation of the Plan;
NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the Parties hereto agree as follows:
1.Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan. In addition to the terms defined elsewhere in this Settlement Agreement, the terms below have the following meanings herein:
(a)    "Affiliate" means "affiliate," as such term is defined in section 101(2) of the Bankruptcy Code.
(b)    "ANR, Inc." means the direct or indirect parent of all of the Reorganized Debtors created as part of the Restructuring Transactions.
(c)    "Applicant/Violator System" means the nationwide database maintained by OSMRE of mine applicants, permittees, operators, application and permit records, as well as unabated or uncorrected environmental violations pursuant to the Surface Mining Control and Reclamation Act of 1977, as amended, 30 U.S.C. §§ 1201, et seq. ("SMCRA"), its state analogues and other applicable mining and environmental related statutes and regulations (collectively with SMCRA, the "Mining Laws").
(d)    "Effective Date" means the date upon which the Plan shall become effective in accordance with its terms.
(e)    "Event of Default" has the meaning ascribed to it in Section 12(a) hereof.

(f)    "Financial Assurance" means a Surety Bond or collateral bond for the Tennessee Permits, as provided for by 30 CFR §§ 800.20 and 800.21 and which is approved in writing by OSMRE.
(g)    "First Lien Lenders" has the meaning given such term in the Plan.
(h)    "Free Cash Flow" means cash generated by the Reorganized Debtors in an amount equal to earnings before taxes, multiplied by an amount equal to one minus the tax rate applicable to the Reorganized Debtors, plus an add-back of all depreciation and amortization expenses, plus or minus, as applicable, any decrease or increase to the Reorganized Debtors' net working capital, minus capital expenditures, measured for any Quarterly Period.
(i)    "First Lien Lender Plan Settlements Contribution" means the $8.0 million initial distribution into the Restricted Cash Reclamation Accounts and the following new additional contributions to be made on the Effective Date by the Reorganized Debtors from the First Lien Lenders' collateral (which otherwise would have been part of the First Lien Distribution): (i) $0.5 million into the Restricted Cash Reclamation Account for the Tennessee subaccount; (ii) $4.5 million into a mitigation account controlled by the Army Corps of Engineers; (iii) $5 million to be used for water treatment pursuant to a settlement with the Environmental Protection Agency; and (iv) $2 million to be used for long term water treatment in Tennessee pursuant to this Settlement Agreement.
(j)    "Fully Reclaim," "Fully Reclaimed" or "Full Reclamation" means, as to any or all of the Tennessee Permits, completion of reclamation as provided for under applicable Mining Laws.
(k)    "Material Asset Sale" means a sale, in any single or related transaction, of Reorganized ANR assets, other than sales of coal in the ordinary course of business, generating $100,000 or more in net cash proceeds.
(l)    "Quarterly Period" means a full calendar‑year quarter ending each March 31, June 30, September 30 and December 31; provided, however, that the first Quarterly Period after the Effective Date shall be deemed to run from the Effective Date through September 30.
(m)    "Restricted Cash Reclamation Account" means an interest bearing segregated deposit account that may hold government-issued bonds backed by the full faith and credit of the United States of America and/or the State of Tennessee.
(n)    "Retained Bonds" means any reclamation bonds associated with the Tennessee Permits, as existing on the date hereof.
(o)    "Surety Bond" means a corporate surety bond issued for the Tennessee Permits in accordance with 30 CFR §§ 800.5(a) and 800.20 and which is approved in writing by OSMRE.

(p)    "Third Party Beneficiaries" means the First Lien Lenders, their officers, directors, employees and advisors, and each of their Affiliates, successors and assigns.
2.Assumption and Assignment of the Wyoming Agreements.
(a)    The Debtors will, as of the Effective Date, assume and assign to Purchaser or its designated subsidiaries, pursuant to section 365 of the Bankruptcy Code, all Wyoming Agreements, and upon receiving completed applications for assignment that meet the BLM regulatory criteria, BLM will approve and consent to the assumption and assignment of all Wyoming Agreements in their entirety, including, without limitation, any audit rights the United States may have thereunder and any other rights or claims the United States may have arising from such audit rights.
(b)    The Debtors, BLM and ONRR agree that the cure amount due with respect to the Wyoming Agreements is $4,109,505.99 as of July 7, 2016, plus per diem interest of $111.29 until paid, and the Debtors shall pay such agreed-upon cure amount to ONRR through the Department of Justice on the Effective Date.
(c)    The Debtors and BLM will otherwise work together in good faith to obtain prompt review of and, subject to BLM regulatory approval, the assumption and assignment to the Purchaser of the Wyoming Agreements by the Effective Date.
(d)    Following assumption and assignment of the Wyoming Leases to the Purchaser or its designated subsidiaries, ONRR will retain the right to audit and/or perform any compliance review and, if appropriate, collect from Purchaser or its designated subsidiaries or assignees, as applicable, any additional monies owed by the Debtors or the Reorganized Debtors prior to the assumption or assignment of the Wyoming Leases without those rights being adversely affected by the Chapter 11 Cases. The audit and/or compliance review period shall remain open for the full statute of limitations period established by federal law.
3.Provisions Regarding the Purchaser's Environmental Obligations.
(a)    The Purchaser shall replace the Former Self Bonds for the Purchased Assets with bonding in a form complying with the requirements of W. Va. Code § 22‑3‑11, but in no case shall such replacement be submitted pursuant to W. Va. Code St. R. § 38-2-11.3.d, and Wyo. Stat. § 35-11-417, but in no case shall such replacement be submitted pursuant to 020-040-11 Wyo. Code R. § 3(b). The amount of the replacement bonds will be determined by the applicable regulatory agency of Wyoming and West Virginia by no later than the date that the applicable Transferred Permits are transferred to the Purchaser. OSMRE and all other parties reserve all rights under applicable law with respect to whether the replacement bonding meets legal requirements.
(b)    The Purchaser will submit applications and take all other steps reasonably necessary to obtain required federal permits and licenses (including, without limitation, Nuclear Regulatory Commission, Bureau of Alcohol, Tobacco and Firearms and Federal

Communications Commission licenses) by the Effective Date and will operate the mines in accordance with applicable law pending the applicable agencies' approval of the transfer or issuance of such permits and licenses.
4.Removal of Coal Incidental to Reclamation in Tennessee. Subject to the issuance of further orders of OSMRE, the Department agrees that the Reorganized Debtors may remove coal incidental to their reclamation activities at the TCC Complex.
5.Continuation of Existing Bonds in Tennessee. All Retained Bonds shall remain in place or shall be replaced with Surety Bonds or other Financial Assurance reasonably acceptable to OSMRE of an identical amount.
6.Establishment and Funding of the Restricted Cash Reclamation Account for Tennessee.
(a)    On or prior to the Effective Date, the Debtors or the Reorganized Debtors shall establish the Restricted Cash Reclamation Account in accordance with the terms of this Settlement Agreement.
(b)    The Reorganized Debtors shall fund the Restricted Cash Reclamation Account as follows:
(i)    The Reorganized Debtors shall deposit all funds required to be paid in accordance with the Reclamation Funding Agreement.
(ii)    Except as may otherwise be agreed to by OSMRE and the Reorganized Debtors, the Reorganized Debtors shall deposit into the Restricted Cash Reclamation Account or the Reclamation Trust, as applicable, 50% of the net cash proceeds of any Material Asset Sale of any Retained Asset or group of Retained Assets located in Tennessee.
(iii)    Any collateral returned to or received by the Reorganized Debtors by, from or with respect to any issuer of any Surety Bond(s) issued in Tennessee shall be deposited in the Restricted Cash Reclamation Account or the Reclamation Trust, as applicable.
(c)    In addition to the amounts to be contributed by the Reorganized Debtors pursuant to Section 6(b) hereof, the First Lien Lenders have consented to an additional $500,000 of their collateral (which would otherwise have been distributed to the First Lien Lenders) being paid by the Reorganized Debtors into the Restricted Cash Reclamation Account on the Effective Date.
(d)    Establishment of the Reclamation Trust.
(i)    Following the Effective Date, the Reorganized Debtors shall work in good faith with OSMRE to establish a reclamation trust pursuant to 30 CFR § 942.800 within ninety days from the Effective Date (the "Reclamation Trust") to fund the performance of the Reorganized Debtors' reclamation obligations in Tennessee. The trust document establishing the Reclamation Trust shall include, at a minimum, the process by which the funds contributed to the Reclamation Trust will be disbursed to fund the activities in the approved Reclamation Schedule, as it may be amended from time to time, and the terms under which the trust can be dissolved and the funds distributed to Reorganized Debtors if all reclamation is complete or another party assumes responsibility for such reclamation. The Reclamation Trust may only be used to reimburse the Reorganized Debtors, or other appropriate contractor, its actual costs incurred in conducting activities in the approved Reclamation Schedule, as it may be amended from time to time.
(ii)    Once the Reclamation Trust has been established, all amounts in, and payable to, Tennessee's Restricted Cash Reclamation Account shall be contributed to the Reclamation Trust.
(e)    All funds deposited into the Restricted Cash Reclamation Account and the Reclamation Trust may be used solely to fund reclamation, mitigation and water treatment and management obligations in Tennessee in accordance with the terms of this Settlement Agreement and shall not be used to assist or subsidize the Purchaser's compliance.

(f)    OSMRE shall have the right to audit the Restricted Cash Reclamation Account and the Reclamation Trust at any time and from time to time, in each case upon reasonable notice to the Reorganized Debtors.
7.Tennessee Reclamation Compliance.
(a)    Obligation to Complete Reclamation.
(i)    The Reorganized Debtors hereby acknowledge their obligations to Fully Reclaim the TCC Complex in accordance with the Tennessee Permits and all applicable state and federal laws, including the full funding of the Reorganized Debtors long-term water treatment obligations, without any limitation relating to the amounts included in or required to be deposited or paid into the Reclamation Trust the amount of any of the Surety Bonds or other Financial Assurance issued pursuant to or in accordance with this Settlement Agreement.
(ii)    Reclamation of the TCC Complex shall be complete or current by the tenth anniversary of the Effective Date.
(b)    Reclamation Schedule.
(i)    Prior to the Effective Date, the Reorganized Debtors shall submit a proposed schedule to OSMRE (the "Reclamation Schedule") based upon the

Reorganized Debtors' projected ability to fund reclamation through available sources, including asset sales at the TCC Complex.
(ii)    Within 30 days after the Effective Date, OSMRE shall terminate the temporary cessation status at the TCC Complex, subject to the terms of the agreed Reclamation Schedule for the Tennessee Permits.
(c)    Use of Funds in Restricted Cash Reclamation Account and Reclamation Trust.
(i)    Subject to the terms and provisions of this Settlement Agreement and unless and until OSMRE delivers a notice pursuant to Section 13(c)(ii) hereof, the Reorganized Debtors may use the funds contributed to the Restricted Cash Reclamation Account or be reimbursed from the Reclamation Trust in the performance of their obligations to complete reclamation, mitigation (to the extent required under Tennessee Permits issued by OSMRE) and water treatment and management only within Tennessee and only in accordance with the Tennessee Permits and the Reclamation Schedule; provided, however, that the Reorganized Debtors may use funds in the Restricted Cash Reclamation Account or the be reimbursed from the Reclamation Trust for mitigation under section 404 of the Clean Water Act only if agreed to by OSMRE.
(ii)    Upon OSMRE's delivery of a notice pursuant to Section 13(c)(ii) hereof, the Reorganized Debtors' right to use the Restricted Cash Reclamation Account or be reimbursed from the Reclamation Trust shall immediately cease without further action on the part of OSMRE. Upon written confirmation from OSMRE confirming the Full Reclamation of the Tennessee Permits and the release of the associated bonds, any remaining funds in the Reclamation Trust shall be delivered to the Reorganized Debtors.
(d)    Budgeting and Accounting for Reclamation and Water Treatment.
(i)    Within 45 days after the Effective Date, the Reorganized Debtors shall provide to OSMRE an initial budget, subject to approval by OSMRE, with respect to any reclamation, mitigation and water treatment and management to be performed using monies in the Reclamation Trust during the period from the Effective Date through December 31, 2016.
(ii)    Within 120 days after the Effective Date, the Reorganized Debtors shall provide to OSMRE an initial budget, based on the Reclamation Schedule, reflecting the Reorganized Debtors' reasonable best efforts to project estimated expenditures from the Reclamation Trust on account of reclamation, mitigation, water treatment and management expenses at the TCC Complex through December 31, 2018 (the "Short‑Term Budget").

(iii)    On or before December 1, 2016, the Reorganized Debtors shall provide to OSMRE a budget (the "Semi-Annual Budget"), subject to approval by OSMRE, with respect to any reclamation, mitigation and water treatment and management to be performed using monies in the Reclamation Trust during the period from January 1, 2017 through June 30, 2017. The Reorganized Debtors shall revise and update the Semi-Annual Budget for each ensuing six‑month period by no later than 30 days prior to the conclusion of the current period (or on such schedule as may otherwise be agreed upon by the Reorganized Debtors and OSMRE). OSMRE shall have 30 days to approve or disapprove each Semi‑Annual Budget from the date of its receipt by OSMRE. In the event OSMRE does not approve or disapprove any Semi‑Annual Budget within such 30-day period, the Semi‑Annual Budget shall be deemed approved, and the Reorganized Debtors shall be reimbursed from funds in the Reclamation Trust with respect to any expenditures during such 30‑day period that are made in accordance with such Semi‑Annual Budget.
(iv)    The Reorganized Debtors shall provide to OSMRE accountings of its Free Cash Flow and actual‑to‑budgeted expenditures from the Restricted Reclamation Cash Account and reimbursements from the Reclamation Trust within 30 days after the end of each Quarterly Period. Such accountings shall be certified as to their accuracy by a senior officer of the Reorganized Debtors.
(v)    The Reorganized Debtors shall meet with OSMRE on a quarterly basis: (1) to review reclamation progress, the Short-Term Budget and the current Semi‑Annual Budget; (2) to provide updates on reclamation spending from the Restricted Cash Account or the Reclamation Trust; and (3) to discuss other matters relevant to its obligations to fund such account.
8.Other Provisions on Bonding and Reclamation in Tennessee.
(a)    Other Permit Revisions, Modifications and Amendments. The Reorganized Debtors may submit applications for revisions, modifications or amendments to the Tennessee Permits as the Reorganized Debtors may determine to be desirable or necessary to amend the terms and conditions of any Tennessee Permit or to facilitate bond reduction, bond release and/or efficient and cost effective completion of reclamation. Any applications for revision, modification or amendment of the Tennessee Permits will be advertised in accordance with applicable regulatory requirements and otherwise comply with applicable regulatory requirements. The Reorganized Debtors and OSMRE agree to respond to comments received on any such application on a timely basis. The Reorganized Debtors and OSMRE agree to cooperate and work in good faith with each other such that such Tennessee Permit revisions, modifications or amendments are processed in a timely manner to facilitate the completion of reclamation in a manner consistent with the Reclamation Schedule and applicable state and federal law. OSMRE retains all discretion with respect to any permit-related requests in accordance with applicable law.

(b)    Access to Rejected Leasehold Properties.
(i)    Consistent with the order authorizing, among other things, the rejection of certain unexpired leases (Docket No. 2239) (the "Rejection Order") and any similar order, the Debtors and the Reorganized Debtors shall work with the lessors under rejected leases to obtain access to the applicable sites to complete reclamation (any such site, a "Rejected Lease Site").
(ii)    If the Debtors or the Reorganized Debtors are unable to obtain access to any Rejected Lease Site to complete reclamation, the Reorganized Debtors and OSMRE shall work cooperatively and in good faith to address and remedy the access issue and to develop a mechanism to ensure such access.
(iii)    The failure to obtain access shall not excuse the Debtors or the Reorganized Debtors from complying with their reclamation obligations under applicable law. The Debtors shall include language in the Confirmation Order clarifying that paragraph 8 of the Rejection Order and any other similar order does not apply to OSMRE or interfere in any way with OSMRE's enforcement of the surface mining laws against the Debtors, the Reorganized Debtors or any other parties and incorporating any other provisions agreed upon by the Debtors and the Reorganized Debtors.

(c)    Consent Orders. The Reorganized Debtors and OSMRE shall negotiate in good faith such consent orders as OSMRE shall deem necessary or appropriate to embody the terms of the Reclamation Schedule.
9.Tennessee's Water Treatment Restricted Cash Account.
(a)    Additional First Lien Lender Contribution. In addition to Tennessee's share of the Water Treatment Contributions, as provided for under the EPA Stipulation, the Reorganized Debtors, with the consent of the First Lien Lenders, shall pay from the First Lien Lenders' collateral the additional amount of $2,000,000 (which otherwise would have been part of the First Lien Lender Distribution) into Tennessee's Water Treatment Restricted Cash Account on the Effective Date. This funding shall be used for establishment of a Water Treatment Trust as provided below and may not be used for any other purpose other than water treatment.
(b)    Additional Reorganized Debtor Asset Sale Contribution. In addition to the amounts payable into the Restricted Cash Reclamation Account pursuant to Section 6(b), hereof, except as may otherwise be agreed to by OSMRE and the Reorganized Debtors, the Reorganized Debtors shall deposit into Tennessee's Water Treatment Restricted Cash Account 25% of the net cash proceeds of any Material Asset Sale of any Retained Asset or group of Retained Assets located in Tennessee.
(c)    Establishment of the Water Treatment Trust.
(i)    Following the Effective Date, the Reorganized Debtors shall work in good faith with OSMRE to establish a water treatment trust pursuant to 30 CFR § 942.800 within ninety days from the Effective Date (the "Water Treatment Trust") to fund the performance of the Reorganized Debtors' water treatment obligations in Tennessee. The trust document establishing the Water Treatment Trust shall include, at a minimum, the amount at which it will be fully funded to cover the long-term water treatment expenses and the terms under which the trust can be dissolved and the funds distributed to Reorganized Debtors if long term water treatment is no longer needed or another party assumes responsibility for such treatment. OSMRE and the Reorganized Debtors shall engage in good faith discussions regarding when and to what extent funds in the Water Treatment Trust can be used prior to the Water Treatment Trust being fully funded. The Water Treatment Trust may only be used to reimburse the Reorganized Debtors, or other appropriate contractor, its actual annual water treatment costs or the calculated annual water treatment cost, whichever is less.
(ii)    Once the Water Treatment Trust has been established, all amounts in, and payable to, Tennessee's Water Treatment Restricted Cash Account shall be contributed to the Water Treatment Trust until the Water Treatment Trust is fully funded in accordance with its terms.

(iii)    Once the Water Treatment Trust is fully funded, all subsequent Water Treatment Contributions shall be allocated equally among the Water Treatment Restricted Cash Accounts of the other States, and no further Water Treatment Contributions shall be paid into the Water Treatment Trust or Tennessee's Water Treatment Restricted Cash Account.
10.Limitations on Certain Transactions by the Purchaser. The Purchaser agrees that, for five years after the Effective Date, it will not sell all or substantially all of its assets unless either:
(a)    the purchaser(s) of such assets agree(s) to assume the liabilities of the Purchaser under the Funding Agreement; or
(b)    such liabilities are otherwise satisfied or funded.
11.Limitations on Certain Reorganized Debtor Transactions in Tennessee.
(a)    Asset Sales. With respect to all Material Asset Sales of assets involving mining assets located in Tennessee or Tennessee Permits, the Reorganized Debtors shall provide reasonable notice of, and consult with OSMRE regarding, the proposed Material Asset Sale.
(b)    No Dividends. Until the Reorganized Debtors have fulfilled their obligations to bond and fully fund reclamation, mitigation and water management and treatment in accordance with this Settlement Agreement, they shall not make any dividends or other distributions on account of any equity interests in the Reorganized Debtors ; provided, however, that nothing herein shall prohibit (i) the Reorganized Debtors from making payments or otherwise satisfying their obligations pursuant to the Plan with respect to the Reorganized ANR Contingent Revenue Payment or (ii) any Reorganized Debtor or successor thereto from making any dividend or other distribution for cash management purposes to its immediate parent entity so long as such immediate parent entity is itself a Reorganized Debtor, or ANR, Inc. or the successor entity to any of the foregoing.
(c)    For the avoidance of doubt, nothing in Section 11(a) hereof shall: (i) limit or interfere with OSMRE's exercise of discretion with respect to any required regulatory approval; (ii) alter or affect the obligations of the Reorganized Debtors or any of their successors or assigns, as the case may be, to perform or complete reclamation of all of its or their respective permitted sites in accordance with the Reclamation Schedule, applicable consent decrees and this Settlement Agreement; or (iii) apply to the Sale Transaction.
12.Releases.
(a)    OSMRE agrees that, as of the Effective Date:

(i)    OSMRE shall and does hereby release the Debtors' directors, officers and employees from any civil claims, causes of action or violations under SMCRA relating to the Debtors’ assets or operations and arising prior to the Effective Date, provided, however, that nothing in the foregoing shall release or affect the liability of any director, officer or employee of the Reorganized Debtors for any claims or violations with respect to either (1) the Retained Assets arising after the Effective Date, whether or not the conditions giving rise to such claims or violations arose prior to or after the Effective Date; or (2) any Purchased Assets subject to a Transferred Permit ("Transferred Assets") prior to the completion of the transfer of such permit to the Purchaser (a "Permit Transfer"), provided that such liability shall terminate upon Permit Transfer pursuant to Section 12(a)(iv) below. OSMRE shall not link the Debtors' directors, officers or employees to the Applicant/Violator System for any claims, violations or conditions arising prior to the Effective Date (or with respect to Transferred Properties, prior to the Permit Transfer) if those entities are not previously included in the Applicant/Violator System as owners or controllers as defined by 30 CFR 701.5. The Parties agree that nothing in the foregoing shall prevent any of the Reorganized Debtors' directors, officers, employees and other owners and controllers of the Reorganized Debtors from being linked in the Applicant/Violator System on account of (1) any claims or violations with respect to Retained Assets after the Effective Date (whether or not the conditions giving rise to such claims or violations arose prior to or after the Effective Date); or (2) with respect to Transferred Assets, any claims or violations that occur before Permit Transfer; provided, however, that OSMRE shall take no action against any of the foregoing parties based solely on a failure to undertake reclamation obligations in a timely manner, where such reclamation obligations are being performed and satisfied in accordance with the terms of applicable consent decrees or the Reclamation Settlement Agreements.
(ii)    upon the payment of the First Lien Lender Plan Settlements Contribution, OSMRE shall and does hereby release the First Lien Lenders, the First Lien Agent, the DIP Lenders, the DIP Agent, any affiliate of any of the foregoing and their respective directors, officers and employees from any civil claims, causes of action or violations under SMCRA relating to the Debtors’ assets or operations and arising prior to the Effective Date in each case except for liability arising from the fact that any or all of such entities or people after the Effective Date are directors, officers and employees of the Reorganized Debtors, or otherwise operate or own or control the Retained Assets or the Reorganized Debtors after the Effective Date.
(iii)    upon the payment of the First Lien Lender Plan Settlements Contribution, OSMRE shall and does hereby release the Purchaser, all of its subsidiaries, any affiliate of any of the foregoing (including any entity that is or becomes an affiliate of the Purchaser as a result of the Sale Transaction) and their respective directors, officers and employees from any civil claims, causes of action or violations under SMCRA with respect to the Retained Assets and (to the extent arising prior to the Effective Date) the Purchased Assets, in each case except for liability arising from the fact that any or all of such entities or people after the Effective Date are directors, officers and employees of the Reorganized Debtors, or otherwise operate or own or control the Retained Assets, the Purchased Assets, or the Reorganized Debtors after the Effective Date (whether or not such liability is based in whole or in part on acts or omissions prior to the Effective Date). For avoidance of doubt, none of: (1) the relationships between the Reorganized Debtors and the Purchaser based on the post-Effective Date temporary exchange of administrative and other similar ministerial services and temporary ministerial collaboration between the Reorganized Debtors and the Purchaser, in each case solely to the extent necessary to effectuate the Sale Transaction; (2) the funding obligations of the Purchaser arising under the Reclamation Funding Agreement; or (3) the consummation of the Sale Transaction shall be construed to classify or give any right to the OSMRE to classify or treat the Purchaser or its subsidiaries or their respective shareholders, directors, officers or employees as owners or controllers of the Reorganized Debtors.
(iv)    OSMRE shall and does hereby release the Reorganized Debtors and their respective directors, officers and employees for any civil claims, causes of action or violations under SMCRA with respect to the Purchased Assets, whether arising prior to or after the Permit Transfer, except to the extent that the Reorganized Debtors' directors, officers and employees are also employed by, or otherwise the owner, lessee, permittee, controller, or operator of the Purchased Assets or the Purchaser after the Effective Date. For avoidance of doubt, none of: (1) the relationships between the Reorganized Debtors and the Purchaser based on the post‑Effective Date temporary exchange of administrative and other similar ministerial services and temporary ministerial collaboration between the Reorganized Debtors and the Purchaser, in each case solely to the extent necessary to effectuate the Sale Transaction, and including the Reorganized Debtors' retention of any Transferred Permits pending the Permit Transfer; (2) the funding obligations of the Purchaser arising under the Reclamation Funding Agreement; and (3) the consummation of the Sale Transaction, shall be construed to classify or give any right to OSMRE to classify or treat the Reorganized Debtors or their respective shareholders, directors, officers or employees as an owner or controller of the Purchaser.
(b)    The language attached hereto as Annex A shall be incorporated into the Plan and the order confirming the Plan (the "Confirmation Order").

13.Events of Default.
(a)    Each of the following shall constitute an Event of Default under this Settlement Agreement with respect to the Reorganized Debtors' reclamation obligations in Tennessee:
(i)    The failure of the Purchaser to timely make any payment in accordance with the Reclamation Funding Agreement;
(ii)    The failure of the Reorganized Debtors to timely contribute any amounts required to be contributed to the Restricted Cash Reclamation Account or the Reclamation Trust in accordance with the Reclamation Funding Agreement or this Settlement Agreement;
(iii)    The failure of the Reorganized Debtors to timely comply with their obligations in accordance with the Reclamation Schedule or any consent order with OSMRE; and
(iv)    The Reorganized Debtors file a voluntary petition for relief under the Bankruptcy Code, or an involuntary petition is filed against the Reorganized Debtors that is not dismissed within 60 days.
(b)    If an Event of Default occurs, OSMRE may provide notice to the Reorganized Debtors and the Purchaser of such Event of Default (the "Notice of Default"). The Reorganized Debtors and the Purchaser shall have until the date that is 30 days from the date of their receipt of the Notice of Default (the "Cure Deadline") to cure any Event of Default arising pursuant to Section 13(a)(i-iii) hereof.
(c)    Upon the occurrence of an Event of Default and, with respect to any Event of Default arising pursuant to Section 13(a)(i-iii) hereof, its continuation until after the Cure Deadline, OSMRE may:
(i)    terminate this Settlement Agreement;
(ii)    deliver a notice of termination of the right to use cash in the Restricted Cash Reclamation Account, Reclamation Trust, the Water Treatment Restricted Cash Account or Water Treatment Trust, as applicable;
(iii)    revoke any or all of the Reorganized Debtors' permits in Tennessee, including the Tennessee Permits and forfeit the amount of any bonds therefore; and/or
(iv)    take any other regulatory or enforcement action permitted by law.
(d)    OSMRE shall not be required upon the occurrence of an Event of Default to take any or all of the foregoing actions, and its failure to do so at any time shall not constitute a waiver on the part of OSMRE of any right to take any action upon the occurrence of any Event of Default.
(e)    The termination of this Settlement Agreement shall have no effect on the obligations of the Reorganized Debtors hereunder, the obligations of the Reorganized Debtors or the Purchaser under the Reclamation Funding Agreement, the obligations of the Reorganized Debtors to Fully Reclaim the TCC Complex in accordance with the Tennessee Permits and all applicable state and federal laws and otherwise comply with applicable state and federal laws, or any of the releases granted under this Settlement Agreement.
(f)    Except as expressly provided in (i) paragraph 12 relating to interim ownership or operation of mines to be transferred to Purchaser and (ii) paragraph 16(c), nothing in this Settlement Agreement shall be deemed or construed to limit or otherwise affect the authority or ability of OSMRE to issue notices of violations or cessation orders, revoke any permit, forfeit any bond or take any other regulatory action against the Reorganized Debtors in respect of any permits or mining sites in Tennessee or any other mines owned or operated by the Reorganized Debtors after the Effective Date, whether before, during or after the occurrence of an Event of Default or in the absence of an Event of Default.
(g)    An Event of Default by the Reorganized Debtors of the type described in Section 13(a)(ii)-(iv) hereof shall not be construed to require the Purchaser to cure such default or otherwise make the Purchaser liable for such default. Similarly, an Event of Default by the Purchaser of the type described in Section 13(a)(i) hereof shall not be construed to require the Reorganized Debtors to cure such default or otherwise make the Reorganized Debtors liable for such default.
14.Conditions to Effectiveness. The following shall be conditions to the effectiveness of this Settlement Agreement:
(a)    This Settlement Agreement shall have been approved by the Bankruptcy Court;
(b)    The Plan, as it may be amended consistent with the terms of this Settlement Agreement, shall be confirmed on or before July 15, 2016;
(c)    The Effective Date shall occur on or before July 31, 2016;
15.Settlement Agreement and the Plan. In the event of a conflict between the terms of this Settlement Agreement and the Plan or Confirmation Order with respect to the terms hereof, this Settlement Agreement shall control.

16.Covenants, Cooperation and Good Faith Efforts.
(a)    Reclamation Schedule and Budgets. The Parties agree to cooperate and work in good faith with each other with respect to the Reclamation Schedule and the Tennessee Permits and to develop the Short-Term Budget and the Semi‑Annual Budgets for the Tennessee Permits such that reclamation work is sequenced and otherwise conducted in a manner that (a) protects the public health and safety, (b) complies with state and federal law and (c) properly manages the available financial resources to help ensure the cost‑effective and timely completion of Full Reclamation and the release of all bonds associated with the Tennessee Permits.
(b)    Use of Resources. The Reorganized Debtors and OSMRE agree to work in good faith with each other to ensure that the reclamation work with respect to the Tennessee Permits is sequenced and otherwise conducted in a manner that maximizes the reclamation work that can be completed with the resources available.
(c)    Timely Reclamation. If the Reorganized Debtors are performing the reclamation obligations under the Tennessee Permits in accordance with their time frames and provisions or the Reclamation Schedule or applicable consent orders, OSMRE shall take no action to forfeit the reclamation bonds relating to the Tennessee Permits or issue any notice of noncompliance or cessation order based solely on a failure to undertake reclamation in a timely manner. OSMRE otherwise reserves all rights to take all enforcement actions consistent with applicable state and federal law.
17.Incidental Permit Transfers and Phased Bond Releases.
(a)    Permit Transfers Incident to Restructuring Transactions. The Plan contemplates that the Debtors will engage in certain Restructuring Transactions including, without limitation, modifications to the corporate form or ultimate parent of certain of the Debtors. To the extent the Restructuring Transactions may, as a technical matter, require transfers of any Tennessee Permits, the Parties agree to cooperate and work in good faith with each other to effectuate such transfers.
(b)    Phased Bond Releases. Upon submittal of appropriate replacement bonds to OSMRE, any corresponding reclamation bonds originally issued to the Debtors with respect to affected Tennessee Permits will be released in accordance with the standard permit procedures under applicable state and federal law. For the avoidance of doubt, nothing herein shall require OSMRE to approve replacement bonding that is not acceptable to OSMRE. OSMRE shall not be required to approve self-bonding under 30 CFR § 800.23 for any of the Tennessee Permits.
18.Third Party Beneficiaries. The Parties acknowledge and agree that nothing in this Settlement Agreement is intended to benefit or create any right or cause of action in, or on behalf of, any person other than the Parties hereto (and their affiliated persons and entities who are intended to be beneficiaries of the releases and settlements set forth herein, including the Third Party Beneficiaries).

19.Successors and Assigns. The provisions of this Settlement Agreement shall be binding on the Parties and their successors and assigns, including any trustee appointed under the Bankruptcy Code and shall inure to the benefit of the Parties and their successors and assigns.
20.Entire Agreement. This Settlement Agreement, together with all documents and other agreements referenced herein, constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof, and there are no representations, understandings, or agreements relative hereto which are not fully expressed herein or therein.
21.Governing Law. This Settlement Agreement shall be governed by and construed under the laws of Tennessee without regard for the conflicts of laws provisions thereof except to the extent federal law applies.
22.Authority and Validity. Each non-governmental Party otherwise represents, warrants and acknowledges, as of the Effective Date and, in the case of the Debtors, subject to approval by the Bankruptcy Court, that: (a) it has all the requisite authority (i) to execute and deliver this Settlement Agreement and the other documents and instruments contemplated hereby, to which it is contemplated to be a party, (ii) to perform its obligations under this Settlement Agreement and the other documents and instruments contemplated hereby to which it is contemplated to be a party and (iii) to consummate the transactions contemplated herein and therein; (b) such Party's execution and delivery of, and performance under, this Settlement Agreement and the other documents and instruments contemplated hereby to which it is contemplated to be a party and the consummation of the transactions contemplated herein and therein have been duly authorized by all necessary action, and no other action or proceeding is necessary to authorize and approve this Settlement Agreement or the other documents and instruments contemplated hereby to which it is contemplated to be a party or any of the transactions contemplated herein or therein; (c) this Settlement Agreement has been duly executed and delivered by such Party and constitutes a legal, valid and binding agreement by it, enforceable against it in accordance with the terms of this Settlement Agreement; and (d) the execution, delivery and performance by such Party (when such performance is due) of this Settlement Agreement does not and shall not (i) violate any provision of law, rule or regulation applicable to it or (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it is a party. With respect to DOI, the undersigned represents and warrants that he/she has authority to enter into this Settlement Agreement.
23.No Reliance. Each Party represents and warrants that in entering into this Settlement Agreement it is relying on its own judgment, belief and knowledge and, as applicable, on that of any attorney it has retained to represent it in this matter. In entering into this Settlement Agreement, no Party is relying on any representation or statement made by any other Party or any person representing such other Party.
24.Modification or Amendment. This Settlement Agreement may be modified or amended only by written agreement executed by each of the Parties and, with regards to any provision impacting the First Lien Lenders or the First Lien Agent, the written consent of the First Lien Lenders or the First Lien Agent, as applicable.

25.Further Assurances. From and after the Effective Date, each of the Parties agrees to use their respective commercially reasonable efforts to execute or cause to be executed and deliver or cause to be delivered all such agreements, instruments and documents and take or cause to be taken all such further actions as may reasonably be necessary from time to time to carry out the intent and purpose of this Settlement Agreement and to consummate the transactions contemplated hereby and thereby.
26.Construction. This Settlement Agreement has been drafted through a cooperative effort of all Parties, and none of the Parties shall be considered the drafter of this Settlement Agreement so as to give rise to any presumption of convention regarding construction of this document. All terms of this Settlement Agreement were negotiated at arms'-length, and this Settlement Agreement was prepared and executed without fraud, duress, undue influence or coercion of any kind exerted by any of the Parties upon the other. In the event of any inconsistency between the terms of this Settlement Agreement and the Plan, the terms of this Settlement Agreement shall govern.
27.Headings. Titles and headings in this Settlement Agreement are inserted for convenience of reference only and are not intended to affect the interpretation or construction of the Settlement Agreement.
28.Execution in Counterpart. This Settlement Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the Parties to this Settlement Agreement may be transmitted by facsimile or by electronic mail, and such transmission will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces and will be binding upon such party.
29.Severability. If any provision of this Settlement Agreement is determined to be prohibited or unenforceable, then such provision shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.
(Remainder of Page Intentionally Blank; Signatures to Follow)

IN WITNESS WHEREOF, the Parties hereto have executed this Settlement Agreement as of the date set forth above.

ALPHA NATURAL RESOURCES, INC., on behalf of itself and its debtor-affiliates /s/ Mark M. Manno _________________________________ By: Mark M. Manno Its: EVP, General Counsel, CPO & Secretary
UNITED STATES DEPARTMENT OF THE INTERIOR, ON BEHALF OF: (I) THE OFFICE OF SURFACE MINING, RECLAMATION AND ENFORCEMENT, INCLUDING IN ITS CAPACITY AS THE REGULATORY AUTHORITY OVER SURFACE MINING OPERATIONS IN THE STATE OF TENNESSEE; (II) OFFICE OF NATURAL RESOURCES REVENUE; AND (III) THE BUREAU OF LAND MANAGEMENT

/s/ Janice M. Schneider
___________________________________
By: Janice M. Schneider
Its: Assistant Secretary
      Land and Minerals Management

CITICORP NORTH AMERICA, INC., AS FIRST LIEN AGENT /s/ Dale Goncher __________________________________ By: Dale Goncher Its: Vice President	CONTURA ENERGY, INC. /s/ John DeGroote ___________________________________ By: John DeGroote Its: President and Secretary